PROSPECTUS	Pricing Supplement No. 3977
Dated November 21, 2002	Dated January 21, 2004
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Redeemable Fixed Rate Step-Up Coupon Notes)

Trade Date: January 21, 2004

Settlement Date (Original Issue Date): February 13, 2004

Maturity Date: February 13, 2019 (unless earlier redeemed as described under "Additional Terms-Optional Redemption" below).

Principal Amount (in Specified Currency): US$ 300,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale. For any Notes sold with more than a de minimis amount of original issue discount, see "United States Tax Considerations" in the accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Net Proceeds to Issuer: US$ 300,000,000

Interest Rate Per Annum: The Notes will bear interest at a fixed rate unless as otherwise specified hereunder. The Notes will pay interest at the rate of 4.75% per annum for the period from the Original Issue Date up to but excluding the Interest Payment Date scheduled to occur on February 13, 2006; The interest rate on the Notes will reset on February 13, 2006, in accordance with the schedule set forth below.

Interest Payment Period: Semi-Annually

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Redeemable Fixed Rate Step-up Coupon Notes)
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Pricing Supplement No. 3977
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Rule 424(b)(3)-Registration Statement
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Interest Payment Date(s):

X Semi-Annually on each February 13th and August 13th of ach year, commencing August 13, 2004 and ending on the Maturity Date , unless earlier redeemed. See "Additional Terms Interest" below.

___ Other:

Clearance and Settlement:

_ DTC only

_X_ DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CUSIP No.: 36962GF74

USISIN: US36962GF740

Common: Code: 018519755

Repayment, Redemption and Acceleration

Initial Redemption Date: February 13, 2006 (See "Additional Terms Optional Redemption" below)

Initial Redemption Percentage: 100.00%

Optional Repayment Date(s): N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

(Redeemable Fixed Rate Step-up Coupon Notes)
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Pricing Supplement No. 3977
Dated January 21, 2004
Rule 424(b)(3)-Registration Statement
No. 333-100527

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

___ Other listing: (specify)

Additional Terms:

Interest:

Interest on the Notes will accrue from February 13, 2004 and will be payable in U.S. Dollars semi-annually on each February 13th and August 13th , commencing on August 13, 2004 and ending on the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest payment date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 4.75% per annum from and including the Original Issue Date up to but excluding February 13, 2006. Thereafter, the interest rate will be subject to adjustment in accordance with the following schedule:

(Redeemable Fixed Rate Step-up Coupon Notes)
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Pricing Supplement No. 3977
Dated January 21, 2004
Rule 424(b)(3)-Registration Statement
No. 333-100527

Interest Period:	Interest Rate:

February 13, 2004 to February 12, 2006	4.75% per annum
February 13, 2006 to February 12, 2011	5.00% per annum
February 13, 2011 to February 12, 2016	6.00% per annum
February 13, 2016 to but excluding February 13, 2019	8.00% per annum

Optional Redemption:

The Company may at its option elect to redeem the Notes in whole on February 13, 2006 or on any Interest Payment Date thereafter (each such date, an Optional Redemption Date) at 100% of their principal amount plus accrued interest to but excluding the date of redemption. In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Optional Redemption Date.

Certain Investment Considerations:

Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-current interest rate on the Notes.

Additional Information:

General.

At September 30, 2003 the Company had outstanding indebtedness totaling $272.262 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2003 excluding subordinated notes payable after one year was equal to $271.179 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months ended September 30, 2003
1998	1999	2000	2001	2002
1.50	1.60	1.52	1.72	1.65	1.82

(Redeemable Fixed Rate Step-up Coupon Notes)
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Pricing Supplement No. 3977
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Rule 424(b)(3)-Registration Statement
No. 333-100527

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Citigroup Global Markets Inc. (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.000% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.